Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2013 second quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Susan Henricks, President and Chief Operating Officer, and Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

As we kick off the call let me first state the obvious. I’m clearly disappointed, as all shareholders should be, in our 8% top-line growth rate this past quarter.

Our post-acute care products, while up 5% over the first quarter and heading in the right direction, clearly dampened what would otherwise have been a strong quarter.

Top-line growth across our acute care product portfolio, which represents 78% of our total revenue, grew 20% this past quarter, continuing its similar growth over the past four quarters. In fact, over the past twelve months, top-line growth has been 21% which is at the top of our growth expectations of 15-20%.

Also of note is our business development head count is 75, up from mid-60’s.

Kevin will review in more detail the quarter’s performance in just a moment, after which, I’m excited to discuss with you the launch of Customer Connect, its strategic contribution to the Company, and its phase-one financial objectives.

As well, Picker Institute will be introduced September 22nd and during this call, I will provide you a preview as to its role as a signature offering of NRC.

With that, Kevin, I will turn the call over to you.

Kevin

Thank you, Mike.

Net new sales of $4.5 million were added in the second quarter of 2013 which helped increase total contract value for the second quarter to $97.6 million. Subscription-based agreements now represent 83% of our total recurring contract value.

I’m aware we have several new shareholders on the call today. To clarify, total contract value is the dollar amount of client contracts which will be recognized as revenue over the next twelve months.

As Mike reviewed, revenue for the second quarter was $22.4 million, an increase of 8% over the second quarter of 2012. Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth from cross-selling and increasing contract value in our existing client base.

We continue to realize the strongest revenue growth in our acute care business, with revenue increasing in the second quarter of 2013 by 20% over the same period last year.

Operating income for the second quarter of 2013 was $5.5 million, or 25% of revenue, compared to $5.2 million, also at 25% of revenue, for the same period last year.

Total operating expenses for the second quarter increased by 9%, from $15.4 million in 2012 to $16.8 million in 2013.

Direct expenses increased to $9.5 million for the second quarter, compared to $8.6 million for the same period in 2012. This is the result of increased variable costs related to revenue growth and higher survey volumes for subscription-based products. Direct expenses as a percent of revenue were 42% for the second quarter of 2013 and are expected to be 41% of revenue for the full year of 2013.

Selling, general and administrative expenses increased to $6.4 million, or 29% of revenue, for the three-month period ended June 30, 2013, compared to $5.6 million, or 27% of revenue, for the same period in 2012. SG&A for the second quarter of 2013 included $250,000 of expenses incurred for implementation of our recapitalization plan. For the full year of 2013, SG&A expense is expected to be 27% of revenue without Customer Connect expenses. The incremental expenses that are projected to be incurred for Customer Connect resources are expected to increase the consolidated SG&A expense to 28% of revenue for the full year of 2013.

Let me stop for a moment and touch on Customer Connect, which is a new growth platform rolled out June 1st. We have this past quarter and will be in future quarters, making investments. These incremental expenses will primarily be seen in SG&A, which increased by $80,000 in the second quarter, reducing our operating income by that same amount.

Every quarter we will be reporting financial results both on a consolidated basis with results of the Customer Connect subsidiary, as well as reporting the impact of Customer Connect on the financial statements so you can monitor this investment, as well as its incremental revenue contribution.

Depreciation and amortization expense for the second quarter 2013 was $932,000, compared to $1.2 million in the second quarter of 2012, with the decrease attributed to declining intangible asset amortization expenses. Depreciation and amortization expense was 4% of revenue for the second quarter and is expected to also be 4% of revenue for the full year of 2013.

The provision for income taxes totaled $2.0 million for the three-month period ended June 30, 2013, compared to $1.2 million for the same period in 2012. The effective tax rate was 37.1% for the second quarter of 2013, compared to the effective tax rate of 22.9% for the same period last year. The increase in effective tax rate is primarily due to an adjustment to income taxes of $575,000 for decreases in deferred state tax rates resulting from legislative changes in 2012. The effective tax rate is expected to average 37.5% for the full year in 2013.

Net income for the second quarter of 2013 decreased by 13% to $3.4 million, compared to $3.9 million in 2012. For the second quarter 2013, diluted earnings per share for class A common stock decreased by 14% to $0.08, compared to $0.09 for the same period last year and diluted earnings per share for class B common stock decreased by 14% to $0.49 compared to $0.57 for the same period last year. With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

Let me jump right into Customer Connect which launched June 1st. Customer Connect is not just a product, rather a fully resourced business complete with dedicated associates, development resources and clients from which to build a very material revenue runway for NRC.

As previewed during our last call, Customer Connect provides healthcare organizations technology to engage patients through real-time identification and management of the individual’s needs, preferences, risks, and experiences within the care setting, during transitions between care settings, and at home.

The Connect platform archives all knowledge gained from each discrete interaction with the patient and strings it together creating a longitudinal profile of the individual across the entire continuum of care.  A non-clinical EMR if you wish.

As we strategized on the best way to build and bring Customer Connect to market, our due diligence was far and wide, including partnering, acquiring capabilities and/or building out one of our current products.

At the end of the day, we become very comfortable with the Connect platform leveraging Illuminate which, as you know, is the NRC product that calls patients within 72 hours of discharge and triages patients at risk for readmissions.

Illuminate has been well-received by the market and has proven to be an efficient tool for transitions management by screening millions of patients to indentify ones at greatest risk, thus saving time, resources and lives. Building out the Connect platform from the Illuminate foundation allows us to extend Illuminate’s value to monitoring inpatients across the entire 30-day readmission penalty window, not just the first hours of the inpatient’s transition as had been the case.

Transitions, as we know, are the Achilles heel of healthcare and are not limited to inpatient transitions; rather, represent a clear opportunity for enhanced effectiveness and efficiency in all care settings.

Consequently, the Connect transitions offering has an addressable market including silo providers in every care setting, as well as those truly integrated provider organizations.

The Connect platform adds additional capability to Illuminate in that multi-modal outreach is possible.

Illuminate, being limited to voice outreach, could never reach all at-risk patients. Connect enables a variety of outreach modalities and, as well, manages the customers’ communications modality preferences.

Reaching a healthcare customer the right way, meaning their preferred way, vastly increases engagement.

Connect transitions also enable more intelligent outreach by understanding the patient over time. Answering the same questions multiple times, every time, is a well-known healthcare problem. Connect’s underlying asset is a longitudinal profile of each customer which informs and empowers every interaction. With built-in predictive analytics, one can begin to imagine, for the first time, a healthcare provider known for customer service.

The Connect platform for transitions enabling outreach the right way, at the right time, with a robust longitudinal profile, is the first of three use cases being targeted.

The other two use cases for the Connect platform deal with effective and efficient service recovery and marketing communications.

Customer Connect’s go-to-market plan first builds on our $2.7 million in Illuminate client relationships, broadening the solution to the entire 30-day inpatient readmission problem and thus, increasing client spend.

The second step in the go-to-market plan is for Connect to add new logos in both the inpatient care setting and across the entire care continuum.

The third leg of the plan is for the Connect platform to be monetized for service recovery and HCAHPS improvement through upselling our Picker-installed base and for marketing communications use cases through our installed base of the largest healthcare systems in the country that subscribe to our Market Insights product.

The go-to-market plan is clear as are the economics. We have the right resources dedicated to Customer Connect housed in a totally separate, highly focused business with incentives very aligned. Not unlike if Customer-Connect would have been stood up thru acquisition.

Phase-one financial goal represents a modest penetration of the addressable market for Transitions generating incremental recurring contract value of $10 million, with a minimum EBITDA contribution of $3.5 million, the results of which will be an increase in NRC shareholder value in the range of 15%.

Our goal is to compress the time needed to achieve the phase-one goal and move onto phases two and three.

In fact, we have highly incentivized Customer-Connect through equity grants that will be monetized when NRC calls that equity on the triggering event of $10 million in recurring contract value.

So that you can monitor our progress, we will provide visibility towards the $10 million goal in our quarterly reporting, as well as the investment we will be making in Customer Connect.

I would now like to preview another new product, The Picker Institute, which will be NRC’s signature patient experience offering. The Picker brand is very well established and literally wrote the book on patient-centered care. I am pleased its membership will now be an offering of NRC.

From a financial perspective, The Picker Institute will mirror The Governance Institute’s recurring revenue business model. To quickly highlight, The Governance Institute, for those that may be less familiar, now counts over 1,000 organization’s CEOs as members, given its membership model margins are very attractive, as is its strategic contribution to NRC which provides access to 20% of the nation’s hospital boardrooms for all other product offerings. It’s this unique access to the CEO suite that NRC will leverage in the rollout of The Picker Institute.

The value proposition for The Picker Institute is all about improving the publicly reported patient experience rating to which an estimated 85% of CEOs have incentive dollars tied. In addition, Value-Based Purchase has patient experience as a key metric. The world has shifted from measurement of the patient experience, to the improvement of the most important aspect of the patient experience. It is our goal to have the latter our sustainable point of difference.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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